TERMINATION BENEFITS AGREEMENT


      In consideration of Louis A. Weil, III (the "Executive") accepting employment effective January 1, 1996, as President and Chief Executive Officer of Central Newspapers, Inc., an Indiana
corporation (the "Company"), the Company hereby agrees to pay to the Executive the termination benefits specified in Section 1 below if the Company terminates the employment of the Executive (or restructures it in any way without his consent so that he is no longer the chief executive officer) for any reason other than "cause" (as defined in Section 2 below) or the Executive's death, total disability or attainment of age 65. This Agreement supersedes a Termination Benefits Agreement dated August 1, 1991, between the Executive and Phoenix Newspapers, Inc.

      Section 1. Termination Benefits. If the Executive is entitled to termination benefits pursuant to this agreement:

           (a) Within thirty (30) days after the termination, the Company shall pay the Executive a lump sum equal to 200% of his annual base salary on the date of termination, and

          (b) On or before March 31 of the calendar year following the termination, the Company shall pay the Executive an amount equal to 200% of a pro-rata portion of the bonus he would have received if he had been employed on the last day of the year with the pro-rata portion based on the actual number of days that he was employed by the Company during the year, and

           (c) For a period of two years after the Termination Date, the Company will provide continued medical insurance coverage for the Executive and his dependents at substantially the same benefit levels and costs (if any) to the Executive that were being provided immediately prior to the date of termination.

For purposes of calculating the termination benefits and insurance costs and benefits described in this Section 1, any reduction in salary, bonus goals or opportunities or medical insurance benefits made by the Company within 90 days prior to the date of termination shall be ignored.

      Section 2. Definition of Cause. For purposes of the Agreement, the Executive shall be considered to be terminated for "cause" and shall not be entitled to any termination benefits if the termination results from (a) an act of dishonesty by the Executive intending to result directly or indirectly in personal gain to the Executive at the Company's expense, (b) the intentional and continuing refusal by the Executive to devote his Executive's best full-time efforts to the affairs of the Company or (c) the conviction of the Executive of a felony involving moral turpitude.

      Section 3. Indemnification. The Company shall indemnify the Executive against any judgment, settlement, penalty, fine or reasonable expenses incurred with respect to any proceeding in which the Executive is made a party because he is or was an officer or director of the Company or any of its subsidiaries or affiliates so long as (1) the Executive's conduct was in good faith, (2) the Executive reasonably believed that his conduct was not opposed to the best interests of the Company, and (3) in the case of a criminal proceeding, the Executive had no reasonable cause to believe that his conduct was unlawful. The termination of a proceeding by a judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the Executive did not meet the standard of conduct described herein. If the Executive is wholly successful, on the merits or otherwise, in such proceeding, then it shall be conclusively presumed that the Executive did meet the standard of conduct for indemnification. Otherwise, the determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors not parties to the proceeding or, if a quorum cannot be obtained, then by special counsel selected by a majority of the Board of Directors, without regard to whether those directors are parties to the proceeding. The Company shall also pay for or reimburse the reasonable expenses incurred by the Executive in advance of a final disposition of any proceeding to which he is made a party upon receipt of (a) a written affirmation of the Executive's good faith belief that he has met the standard of conduct described above, (b) a written undertaking by the Executive to repay the advance if it is ultimately determined that he did not meet the standard of conduct and (c) a determination is made by the Board of Directors that the facts then known would not preclude indemnification under this Section. All references in this Section to the "Executive" shall include his heirs, estate, executors, administrators and personal representatives.

      Section 4. Miscellaneous. Nothing in the Agreement is intended to create an employment agreement between the Company and the Executive or limit the rights of the Company to terminate the Executive's employment at any time. This Agreement shall not affect any stock options, restricted stock, retirement plans or other employee benefits the Executive is provided by the Company, and his rights with respect to those benefits upon termination shall be governed by the terms of those plans. This agreement is personal to the Executive and is not assignable by the Executive. This Agreement can not be amended or terminated except by a writing signed by both the parties hereto. This Agreement shall be governed by the laws of the State of Indiana.

     EXECUTED and EFFECTIVE this 23rd day of February, 1996.

CENTRAL NEWSPAPERS, INC.


By:  /s/ Frank E. Russell                         /s/ Louis A. Weil III
     --------------------------                   -----------------------
      Frank  E. Russell, Chairman of               Louis  A. Weil III
      the Board and Assistant Secretary


By:  /s/ Thomas K. MacGillivray
     ---------------------------
      Thomas K. MacGillivray, Treasurer
      and Chief Financial Officer